UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	WWE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2023, in connection with Nick Khan’s transition to being the sole Chief Executive Officer of the Company following the departure of Stephanie McMahon, and the appointment of Vincent McMahon as the Company’s Executive Chairman, the Compensation & Human Capital Committee (the “Committee”) of World Wrestling Entertainment, Inc. (the “Company”) approved an amendment to Mr. Khan’s employment agreement with the Company and a new employment agreement with Mr. McMahon following a review of market data with the input of its independent compensation consultant and legal counsel.

Mr. Khan entered into an employment agreement amendment with the Company, effective as of March 29, 2023 (the “Khan Amendment”), pursuant to which, retroactive to January 10, 2023 (the date Mr. Khan was appointed the sole Chief Executive Officer of the Company), Mr. Khan’s (i) annual base salary increased from $1.35 million to $1.5 million; (ii) annual target bonus opportunity (as a percentage of annual base salary) increased from 160% to 175%; and (iii) annual equity grant date target value increased from $3.575 million to $5.375 million, subject to performance metrics and vesting periods (as determined by the Committee). These changes are being made in connection with certain changes to narrow the definition of “change of control” and “good reason” in Mr. Khan’s employment agreement.

Mr. McMahon entered into an employment agreement with the Company, effective as of March 29, 2023 (the “McMahon Employment Agreement”), pursuant to which, retroactive to January 9, 2023 (the date Mr. McMahon was appointed Executive Chairman of the Company), he will continue to serve as Executive Chairman for a term of two years from his start date of January 9, 2023, subject to automatic extension for additional one-year terms thereafter unless either the Company or Mr. McMahon provides at least 180 days’ notice of non-renewal. The McMahon Employment Agreement provides that Mr. McMahon will receive (i) an annual base salary of $1.2 million, (ii) an annual target bonus opportunity (as a percentage of annual base salary) of 175% and (iii) an annual equity grant date target value set at $4.3 million, subject to performance metrics and vesting periods (as determined by the Committee). In the event the Company terminates his employment without “cause” (as defined in McMahon Employment Agreement) or he terminates his employment for “good reason” (as defined in the McMahon Employment Agreement), Mr. McMahon will be eligible to receive as severance (a) base salary continuation through the end of the term (or, if longer, for one year), (b) a prorated portion of the annual bonus based on target performance for the year in which the termination occurs and (c) health and welfare continuation through the end of the term in accordance with the Company’s severance policy. In the event such a termination occurs within the two-year period following a “change in control” (as defined in the McMahon Employment Agreement), Mr. McMahon will instead be eligible to receive (1) a lump sum cash payment equal to two times Mr. McMahon’s then-current base salary, (2) a lump sum cash payment equal to two times Mr. McMahon’s annual bonus based on target performance, (3) a prorated portion of the annual bonus based on target performance for the year in which the termination occurs, (4) full accelerated vesting of Mr. McMahon’s unvested equity awards (with the payout of performance-based awards determined based on target-level achievement) and (5) health and welfare continuation for the twenty-four month period following the termination.

As disclosed in our annual proxy statements, the annual target bonus opportunity is a target opportunity only and the actual bonus paid may be above or below such amount based on, among other factors, the Company’s performance taking into account performance metrics established by the Committee. For annual equity grants, the Company’s current practice is to value grants at an average of the closing price of the Company’s Class A Common Stock on the New York Stock Exchange over the thirty trading days immediately preceding the grant date; however, the 2023 grants for Messrs. Khan and McMahon are instead valued over the thirty trading days immediately preceding February 7, 2023 (the date on which 2023 annual equity awards were granted to our other named executive officers).

The foregoing descriptions of the Khan Amendment and the McMahon Employment Agreement are qualified in its entirety by reference to the complete text of the Khan Amendment and the McMahon Employment Agreement, as applicable, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference. Further information about the Company’s executive compensation plans and programs, including the incentive plan, is included in the Company’s proxy statements.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	First Amendment to the Second Amended and Restated Employment Agreement with Nick Khan, dated March 29, 2023
10.2	Employment Agreement with Vincent K. McMahon, dated March 29, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

Dated: March 30, 2023	By:	/s/ Maurice Edelson
Maurice Edelson
Executive Vice President, Chief Legal Officer